Exhibit 10.76

SECOND AMENDMENT TO THE

EMPLOYMENT AND SEVERANCE AGREEMENT

OF

JOHN R. McCALL

                This Second Amendment to the Employment and Severance Agreement of John R. McCall (“Second Amendment”) is made and entered into this 20 day of May, 2002 by and among (i) LG&E Energy Corp., a Kentucky corporation (“Company”), (ii) Powergen, plc, a United Kingdom public limited company (“Parent”), (iii) E.ON AG, an aktiengesellschaft formed under the Federal Republic of Germany (“German Parent”), and (iv) John R. McCall (“Executive”), collectively referred to as the “Parties”.

                WHEREAS, the Executive, the Company and the Parent entered into an Employment and Severance Agreement, dated February 25, 2000 (“Agreement”);

                WHEREAS, the Agreement was previously amended by the Executive, the Company and the Parent in a document dated December 8, 2000 (“First Amendment”);

                WHEREAS, the Parent and German Parent have agreed to the terms of a recommended pre-conditional cash offer, whereby German Parent or its subsidiary will acquire ownership of the Parent;

                WHEREAS, the Parent and the German Parent have determined that the acquisition of the Parent by the German Parent shall be completed by way of a scheme of arrangement, whereby the acquisition will become effective in accordance with the terms of the scheme (“Acquisition Date”); and

                WHEREAS, the Parties have determined that it is now desirable to amend the Agreement to reflect certain changes resulting from the German Parent’s acquisition of the Parent.

AGREEMENT:

                NOW THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

                 1.            A new Section 1.4 shall be added to the end of Article 1 to read as follows:

“1.4         If the Executive is (i) employed on the day following the second anniversary of the Acquisition Date by the Company, the Parent, the German Parent, or any subsidiary of the Company, the Parent or the German Parent, hereinafter referred to as the

“Employer”, or (ii) terminated from employment prior to expiration of the twenty-four (24) month period following the Acquisition Date for any reason other than a termination by an Employer for Cause or a termination by the Executive without Good Reason (as hereinafter defined), the Employer shall pay to the Executive on such an anniversary or within 10 days of such termination date a lump sum cash payment in an amount equal to (i) the Executive’s Salary Amount (as hereinafter defined), and (ii) the Executive’s Target Annual Incentive Amount (as hereinafter defined).  For purposes of this Agreement, “Salary Amount” shall mean the Executive’s annual base salary from an Employer in effect at the time of payment, including all amounts of base salary that are deferred under any qualified or non-qualified employee benefit plan of an Employer; provided however, if an Employer has reduced the Executive’s annual base salary, the Salary Amount shall be the annual base salary in effect prior to the reduction.  For purposes of this Agreement, “Target Annual Incentive Amount” shall mean the target annual bonus of the Executive under the annual incentive plan of the Employer at the time of payment; provided however, that if an Employer has reduced the target annual bonus of the Executive, the Target Annual Incentive Amount shall be the target annual bonus in effect prior to the reduction.”

2.             Section 2 shall be deleted and replaced in its entirety to read as follows:

“2. TERM OF AGREEMENT.  This Agreement shall commence as of the Effective Time, and shall continue in effect until the second anniversary of the Effective Time; provided, however, that commencing on the second anniversary of the Effective Time, and on each anniversary of the Effective Time thereafter, the term of this Agreement shall automatically be extended for one (1) year unless the Company or the Executive shall have given written notice to the other at least ninety days prior thereto (if such notice is given following the second anniversary of the Effective Time, otherwise such notice period shall be one hundred and eighty days) that the term of this Agreement shall not be so extended; and provided, further, however, that notwithstanding any such notice by the Company not to extend, the term of this Agreement shall not expire prior to the expiration of the later of (i) twenty-four (24) months after any Change in Control which occurs while this Agreement is in effect, or (ii) forty-eight (48) months after the Acquisition Date.”

3.                                       Section 3.4 shall be deleted and replaced in its entirety to read as follows:

“3.4.        The Executive will perform his services at the Company’s headquarters in Louisville, Kentucky, with the understanding that he will be required to travel as reasonably required (including travel to the United Kingdom and Germany) for the performance of his duties under this Agreement.”

4.                                       Subsection 6.5(a) shall be deleted and replaced in its entirety to read as follows:

“(a)         For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (1) through (10) hereof:

                (1)           a reduction by the Company in the Executive’s Base Salary or annual target bonus opportunity as in effect prior to such reduction or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within thirty days of the applicable due date, provided that the Company may correct such reduction or failure within thirty (30) days of its commission;

                (2)           German Parent, Parent or the Company require the Executive to be relocated anywhere in excess of fifty (50) miles of his present office location, except for (i) required travel on German Parent, Parent or Company business consistent with his business travel obligations as in effect prior to the Effective Time and as provided in Section 3.4 of this Agreement; or (ii) a relocation resulting from appointment of Executive to the highest ranking legal position (whether Chief Legal Officer, General Counsel or similar title) of the United States entity primarily responsible for the management of the German Parent’s participation in the United States’ energy industry;

                (3)           a failure by Parent or the Company to maintain plans providing benefits at least as beneficial in the aggregate as those provided by any benefit or compensation plan, retirement or pension plan, stock option plan, bonus plan, long-term incentive plan, life insurance plan, health and accident plan or disability plan in which the

Executive is participating prior to the Effective Time, the Change in Control, or this Second Amendment, as applicable, or if the Company or Parent has taken any action which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him prior to the Effective Time, the Change in Control, or this Second Amendment, as applicable, or if the Company or Parent has failed to provide him with the number of paid vacation days to which he would be entitled in accordance with the Company’s normal vacation policy immediately prior to the Effective Time, the Change in Control, or this Second Amendment as applicable;

                (4)           Parent or the Company materially reduces, individually or in the aggregate, the Executive’s title, job authorities or responsibilities as in effect prior to such reduction;

                (5)           Parent or the Company fails to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 11 hereof;

                (6)           any purported termination of the Executive’s employment by Parent or the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8, hereof; and, for purposes of this Agreement, no such purported termination shall be effective;

                (7)           any material breach by Parent or the Company of any provision of this Agreement;

                                                                                                                (8)           any purported termination of the Executive’s employment for Cause by Parent or the Company which does not comply with the terms of Section 6.2 of this Agreement;

                                                                                                                (9)           any removal of the Executive from the position of Executive Vice President, General Counsel, and Corporate Secretary of the Company, except for Cause; or

                                                                                                                (10)         any failure to appoint Executive to the highest ranking legal position (whether Chief Legal Officer, General Counsel or similar title) of the United Sates entity primarily responsible for the management of the German Parent’s participation in the United States’ energy industry.”

        4.     The introduction to Section 7.1 shall be deleted and replaced in its entirety to read as follows:

“7.1.        If during the Term of this Agreement, the Executive’s employment with the Company shall be terminated within the later of (i) twenty-four months after the effective time of any Change in Control, or (ii) forty-eight months of the Acquisition Date, then the Executive shall be entitled to the following compensation and benefits:”

5.             The introduction to Section 7.2 shall be deleted and replaced in its entirety to read as follows:

“7.2.        If during the Term of this Agreement, the Executive’s employment with the Company shall be terminated following the later of (i) twenty-four months after the effective time of any Change in Control, or (ii) forty-eight months of the Acquisition Date, then the Executive shall be entitled to the following compensation and benefits:”

6.             Section 7.2(c)(ii) shall be deleted and replaced in its entirety to read as follows:

“7.2(c)(ii)                The Company shall pay, as a severance amount to the Executive after the Termination Date, an amount equal to the Executive’s (i) Salary Amount, and (ii) Target Annual Incentive Amount;”

            IN WITNESS WHEREOF, the Company, the German Parent and the Parent have caused this Second Amendment to be executed by its duly authorized representative and the Executive has executed this Second Amendment as of the date set forth below, but which shall be effective as of the later of (i) the Acquisition Date, provided the Company employs Executive on that date, or (ii) the date the Executive executes a release in the form attached hereto.  Except as provided herein, nothing contained in this Second Amendment shall alter the terms and conditions of the Agreement or the First Amendment.

E. ON. AG

By:	/s/ Ulrich Hartmann
Name
Title

Date:

LG&E ENERGY CORP.

By:	/signed/
Name
Title

Date:

POWERGEN, plc

By:	/signed/
Name
Title

Date:

EXECUTIVE

/s/ John R. McCall
John R. McCall

Date	20 May 2002